UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

CLEARSIDE BIOMEDICAL, INC.

(Name of Issuer)

Common Stock, $0.001 Par Value

(Title of Class of Securities)

185063 10 4

(CUSIP Number)

Clay Thorp

280 S. Mangum Street, Suite 350

Durham, North Carolina 27701

(919) 484-0730

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 20, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule l3G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors III, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,754,373
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,754,373
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,754,373
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 7.1%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-482290 Hatteras Venture Partners III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,608,339
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,608,339
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,608,339
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 6.6%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-5052088 Hatteras Venture Affiliates III, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 146,034
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 146,034
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 146,034
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person PN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Hatteras Venture Advisors IV SBIC, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,056,591
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,056,591
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,056,591
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 8.4%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 32-0389462 Hatteras Venture Partners IV SBIC, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,056,591
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,056,591
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,056,591
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 8.4%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 20-4822068 Hatteras Venture Advisors IV, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 383,370
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 383,370
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 383,370
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☒
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 45-2827886 Hatteras Venture Partners IV, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 260,040
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 260,040
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 260,040
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 1.1%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) 38-3890444 Hatteras NC Fund, LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 123,330
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 123,330
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 123,330
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person CO

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) John C. Crumpler
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,194,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,194,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,194,334
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 17.1%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Robert A. Ingram
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,194,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,194,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,194,334
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 17.1%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Kenneth B. Lee
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,194,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,194,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,194,334
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 17.1%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Clay B. Thorp
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,194,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,194,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,194,334
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 17.1%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

1.	Name of Reporting Person I.R.S. Identification No. of Above Person (Entities Only) Douglas Reed
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐ Not Applicable
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO – See Item 3
5.	Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) Not Applicable
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned By Each Reporting Person with	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,194,334
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,194,334
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,194,334
12.	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13.	Percent of Class Represented by Amount in Row (11) 17.1%
14.	Type of Reporting Person IN

CUSIP No. 185063 10 4

This Amendment No. 1 on Schedule 13D amends the statement on Schedule 13D, dated June 7, 2016, which relates to the Common Stock, par value $0.001 per share (the “Common Stock”) of Clearside Biomedical, Inc. (the “Issuer”) filed by:

Hatteras Venture Advisors III, LLC (“HVA III”)

Hatteras Venture Partners III, LP (“HVP III”)

Hatteras Venture Affiliates III, LP (“HV Affiliates”)

Hatteras Venture Advisors IV SBIC, LLC (“HVA SBIC”)

Hatteras Venture Partners IV SBIC, LP (“HVP SBIC”)

Hatteras Venture Advisors IV, LLC (“HVA IV”)

Hatteras Venture Partners IV, LP (“HVP IV”)

Hatteras NC Fund, LP (“Hatteras Fund”)

John C. Crumpler

Robert A. Ingram

Kenneth B. Lee

Clay B. Thorp

Douglas Reed

(collectively, the “Reporting Persons”).

Except as expressly amended below, the Schedule 13D, dated June 7, 2016, remains in effect.

Item 5.	Interest in Securities of the Issuer.

(a)	Aggregate number and percentage beneficially owned:

HVA III — 1,754,373 or 7.1%

HVP III — 1,608,339 or 6.6%

HV Affiliates — 146,034 or less than 1%

HVA SBIC— 2,056,591 or 8.4%

HVP SBIC — 2,056,591 or 8.4%

HVA IV— 383,370 or 1.6%

HVP IV — 260,040 or 1.1%

Hatteras Fund— 123,330 or less than 1%

John C. Crumpler — 4,194,334 or 17.1%

Robert A. Ingram — 4,194,334 or 17.1%

Kenneth B. Lee — 4,194,334 or 17.1%

Clay B. Thorp — 4,194,334 or 17.1%

Douglas Reed — 4,194,334 or 17.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

HVP SBIC — 0

CUSIP No. 185063 10 4

HVA IV— 0

HVP IV — 0

Hatteras Fund— 0

John C. Crumpler — 0

Robert A. Ingram — 0

Kenneth B. Lee — 0

Clay B. Thorp — 0

Douglas Reed — 0

(iii)	Sole power to dispose or to direct the disposition of

HVA III — 0

HVP III — 0

HV Affiliates — 0

HVA SBIC— 0

HVP SBIC — 0

HVA IV— 0

HVP IV — 0

Hatteras Fund— 0

John C. Crumpler — 0

Robert A. Ingram — 0

Kenneth B. Lee — 0

Clay B. Thorp — 0

Douglas Reed — 0

(iv)	Shared power to dispose or to direct the disposition of

HVA III — 1,754,373

HVP III — 1,608,339

HV Affiliates — 146,034

HVA SBIC— 2,056,591

HVP SBIC — 2,056,591

HVA IV— 383,370

HVP IV — 260,040

Hatteras Fund— 123,330

John C. Crumpler — 4,194,334

Robert A. Ingram — 4,194,334

Kenneth B. Lee — 4,194,334

Clay B. Thorp — 4,194,334

Douglas Reed — 4,194,334

(ii)	Shared power to vote or to direct the vote

HVA III — 1,754,373

HVP III — 1,608,339

HV Affiliates — 146,034

HVA SBIC— 2,056,591

HVP SBIC — 2,056,591

HVA IV— 383,370

HVP IV — 260,040

Hatteras Fund— 123,330

John C. Crumpler — 4,194,334

Robert A. Ingram — 4,194,334

CUSIP No. 185063 10 4

Kenneth B. Lee — 4,194,334

Clay B. Thorp — 4,194,334

Douglas Reed — 4,194,334

(c) Each of the required transactions described in this Item 5(a) were reported on Forms 4 filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16 of the Act and are available on the SEC’s website at www.sec.gov. The information reported in such filings is expressly incorporated herein.

CUSIP No. 185063 10 4

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2017

HATTERAS VENTURE ADVISORS III, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE AFFILIATES III, LP

By:	Hatteras Venture Advisors III, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV SBIC, LLC

By:	/s/ Clay B. Thorp
Manager

CUSIP No. 185063 10 4

HATTERAS VENTURE PARTNERS IV SBIC, LP

By:	Hatteras Venture Advisors IV SBIC, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE ADVISORS IV, LLC

By:	/s/ Clay B. Thorp
Manager

HATTERAS VENTURE PARTNERS IV, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

HATTERAS NC FUND, LP

By:	Hatteras Venture Advisors IV, LLC, its general partner

By:	/s/ Clay B. Thorp
Manager

*
John C. Crumpler

*
Robert A. Ingram

*
Kenneth B. Lee

CUSIP No. 185063 10 4

*
Clay B. Thorp

*
Douglas Reed

By:	/s/ Clay B. Thorp
Clay B. Thorp, as Attorney-in-Fact

This Amendment No. 1 to Schedule 13D was executed by Clay B. Thorp on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which was previously filed with the Reporting Person’s Schedule 13D filed with the SEC on June 17, 2016.